UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 10, 2008

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

(612) 288-2382

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Changes in Control of Registrant.

As previously announced, on August 5, 2008, BUCA, Inc., a Minnesota corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Planet Hollywood International, Inc., a Delaware corporation (“Planet Hollywood”), and BUCA Financing, LLC, a Florida limited liability company and an indirect wholly-owned subsidiary of Planet Hollywood (“Purchaser”), under which Purchaser would commence a tender offer (the “Offer”) for all of the outstanding shares of the Company’s common stock (the “Shares”) for a purchase price of $0.45 per share, net to the holder thereof, in cash, without interest thereon, less any required withholding taxes (the “Offer Price”) and Purchaser would subsequently merge with and into the Company (the “Merger”).

Pursuant to the Merger Agreement, Purchaser commenced the Offer to purchase the Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, each dated August 12, 2008. The Offer expired at midnight, New York City time, on Tuesday, September 9, 2008, at which time, based on the information provided by Wells Fargo Bank, N.A., the depositary for the Offer, an aggregate of approximately 18,006,900 Shares (including 293,852 Shares subject to guarantees of delivery) were validly tendered and not withdrawn pursuant to the Offer, representing approximately 84% of the outstanding Shares. Based on the Offer Price, the value of such Shares to be purchased by Purchaser is approximately $7,970,872 (excluding such Shares tendered pursuant to guaranteed delivery procedures). According to the Offer to Purchase, Planet Hollywood will provide Purchaser with sufficient funds from existing cash balances to purchase all Shares validly tendered in the Offer and not withdrawn and will provide funding for the Merger. In addition, Planet Hollywood has entered into a commitment letter with Bay Harbour Management, L.C., a Florida limited liability company and an affiliate and major shareholder of Planet Hollywood, in order to provide funding to purchase all Shares validly tendered in the Offer and for the Merger if such cash balances are insufficient to consummate the Offer and the Merger. On September 10, 2008, Planet Hollywood issued a press release announcing the results of the initial Offer. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated in this report by reference.

Pursuant to the terms of the Merger Agreement, Planet Hollywood expects to effect a Merger of Purchaser with and into the Company. In the Merger, each issued and outstanding Share (other than Shares owned by Planet Hollywood and Purchaser (not held on behalf of third parties), Shares owned by any subsidiary of Planet Hollywood (other than Purchaser), Purchaser or the Company, and the Shares held by shareholders who are entitled to and who have properly demanded appraisal of such Shares under Minnesota law) will be converted into the right to receive the same $0.45 per share, net to the holder thereof, in cash, without interest thereon, less any required withholding taxes, paid in the Offer. Upon consummation of the Merger, the Company will become an indirect wholly-owned subsidiary of Planet Hollywood. Planet Hollywood intends to complete the Merger as soon as practicable. The Company’s shareholders who continue to hold their Shares at the time of the Merger and fulfill certain other requirements of Minnesota law will have dissenters’ rights under Section 302A.621 of the Minnesota Business Corporation Act in connection with the Merger.

The Merger Agreement provides that, effective upon the acceptance for payment of the Shares pursuant to the Offer, Purchaser will be entitled to designate such number of directors (the “Purchaser Designees”), rounded up to the next whole number, on the Company’s board of directors (the “Board”) as is equal to the product of (i) the total number of directors on the Board (after giving effect to the directors designated by Purchaser pursuant to the Merger Agreement) and (ii) the percentage that the aggregate number of Shares beneficially owned by Planet Hollywood, Purchaser and any of their affiliates bears to the total number of Shares then outstanding.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by the Company on August 11, 2008 and is incorporated in this report by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release of Planet Hollywood International, Inc. dated September 10, 2008 (incorporated by reference to Exhibit (a)(5)(B) to the Schedule TO/A filed on September 10, 2008).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 12, 2008

BUCA, INC.
(Registrant)

By	/s/ Dennis J. Goetz
Dennis J. Goetz
Chief Financial Officer